Exhibit 10.57

CONTRACT FOR STUDY

This CONTRACT made in duplicate this 8 day of September 2005.

BETWEEN:

PERU COPPER INC., a corporation validly existing under the laws of Canada, having its registered or head office at Suite 920-475 West Georgia Street Vancouver, BC, Canada V6B 4M9,

(hereinafter called the “Client”)

AND:	SNC-LAVALIN CHILE S.A., a corporation validly existing under the laws of Chile, having its registered office at Luis Uribe 2343, Ñuñoa, Santiago Chile (hereinafter called “Consultant”)

each of which is individually referred to as “Party” or, together, as “Parties”.

WHEREAS Consultant has agreed to furnish the Client with a study (“Study”) in connection with the project hereinafter identified, on and subject to the terms and conditions of this Contract.

WHEREFORE THIS CONTRACT WITNESSETH that in consideration of the mutual premises hereinafter contained the Parties agree as follows:

1.0	THE PROJECT

1.1	The Project is described as the Toromocho Project, located in central Peru, approximately 140 km east of Lima, in the Morococha mining district. The region has steep topography with elevations over the project area ranging from 4,400 meters to over 4,900 meters above sea level. The Client currently holds exploration rights and an option to acquire development rights to a large porphyry resource, from Centromin, a Peruvian state-owned mining company. Currently the Project is in the exploration stage, and a diamond drilling program is underway to confirm historical drilling results and to identify and delineate additional mineralization. An independent consultant has estimated a total Measured and Indicated Resource for the Toromocho Project of over 1.5 billion tonnes of mineralized material, at a copper grade of 0.49% copper, and a copper equivalent grade of 0.68% copper, based on credits from molybdenum and silver.

1.2	The Client advises that the purpose of the Study is to conduct a Pre-Feasibility Study to comprehensively evaluate the Project so that a determination can be made as to whether there is justification to go to a full Feasibility Study.

2.0	SERVICES

Consultant shall perform such research and investigation relating to the Project and shall furnish a report embodying Consultant’s opinions on the subject, all as set out in Annex “A” - Scope of Services (“Services”). Consultant shall be an independent consultant in the performance of the Services and shall have complete charge of its personnel engaged in the performance thereof. Consultant shall perform such the Services in accordance with its own or agreed upon methods, subject to compliance with the specifications, documents and information supplied by the Client.

3.0	INFORMATION, ITEMS AND CO-OPERATION TO BE FURNISHED BY THE CLIENT

The Client shall furnish to Consultant accurate data and design criteria and information necessary to provide the basis upon which Consultant shall perform the Services, and Consultant shall be entitled to rely upon such data, criteria and information including data, design criteria and information provided by or on behalf of the Client, except as specifically provided in Annex “A”. The Client shall furnish or cause to be furnished such data, criteria, information and items at such times and in such manner as may be required for the expeditious and orderly performance of the Services. The Client shall secure and pay for all permits and licenses, except licenses required to permit Consultant to practice engineering in the jurisdiction where the Services are to be rendered.

4.0	COMPENSATION

The Client shall pay Consultant for the Services in accordance with Consultant’s Proposal No. 401-4200 dated July 29, 2005 and new scope of work attached as Annex “A” and Consultant’s estimated cash flow submitted to client on July 27, 2005 modified according to the new scope of work, a copy of which is attached as Annex “C”. Any Value Added Tax or Withholding Tax applied by the Government of Peru to the Consultant’s remuneration shall be reimbursable cost payable by the Client, without mark-up.

5.0	TERMS OF PAYMENT

5.1	On or before the twenty second (22nd) day of each calendar month Consultant shall submit to the Client an invoice in the amount of all fees and reimbursable costs estimated for the next calendar month plus an adjustment (positive or negative) according to the actual cost incurred during the preceding calendar month, supported by appropriate vouchers.

5.2	The Client shall pay each invoice on or before the 15th day following the date of the invoice. In the case of any dispute over an invoice, the Client shall timely pay that portion of the invoice that is not in dispute, and the Parties shall make every effort to settle the dispute amicably.

5.3	Overdue accounts shall bear interest at the prime rate published by the ROYAL BANK OF CANADA, Montreal office, plus two per cent (2%) per annum.

5.4	Consultant shall not be obliged to deliver any report or other deliverable at any time while Client is in default of its payment obligations under this Agreement.

5.5	Summary Services by Category/Rates indicated in chapter 8.0 “Commercial Proposal”, attached hereto as Annex “D” are based on an exchange rate equivalent to US$ 1 = CH$565; for variations exceeding +/- CH$10, the Category/Rates will be adjusted for each invoice to take into consideration such variation.

6.0	WARRANTY

6.1	Consultant shall render the Services in accordance with generally accepted standards for professional services of a similar nature.

6.2	If during the one (1) year period following completion of the Services the Client should notify Consultant that any of the Services or report(s) prepared by Consultant as part of the Services are not compliant with the standard set out in Section 6.1, Consultant shall, at no cost to the Client, re-perform such Services, and any other Services which require re-performance as a result thereof.

7.0	LIABILITY

7.1	The Client agrees and acknowledges that except as provided in Section 6.2, there shall be no liability on the part of the Consultant, its Directors, Officers or Employees to the Client or to any third party, to whom the Client might disclose any part of the Study, for any claim in contract related to the Services, except to the extent such claim resulted from the gross negligence or wilful misconduct of the Consultant, its Directors, Officers or Employees; and the Client hereby releases Consultant, its Directors, Officers and Employees from any liability and shall indemnify and hold Consultant, its Directors, Officers and Employees harmless from or against any liability to the Client or to third parties, except to the extent such liability resulted from the gross negligence or wilful misconduct of the Consultant, its Directors, Officers or Employees.”

7.2	Without limiting the generality of Section 7.1, it is understood and agreed that in no event will either Party be liable to the other for damages for lost or delayed revenue or profit, loss of contract, loss of business opportunity, punitive, special, exemplary, direct, indirect or consequential damages, or damages for any other economic losses, whether framed in contract, in tort (including negligence), by statute or otherwise, howsoever caused.

7.3	All reports prepared by Consultant shall be confidential and shall contain the Notice set out in Annex “B”, which forms an integral part of this Contract. It is understood and agreed that drafts and working copies of study reports and other deliverables, whether or not marked “draft” and/or “for discussion purposes” and/or “Revision 0” or similar, are issued for discussion and information purposes only and are confidential. The Client will not rely on such draft or working documents for any purpose, and hereby releases and indemnifies Consultant from all liability in respect thereof.

8.0	DELAYS

8.1	Neither Party hereto shall be considered in default in the performance of its obligations hereunder to the extent that performance of any obligation is prevented by any cause, existing or future, which is beyond the reasonable control of such Party and except for the Client’s obligations under Article 5.

8.2	Consultant shall plan and execute the Services in accordance with a schedule to be mutually agreed upon by the Parties. Consultant shall promptly notify the Client if lack of information or authority or any other cause beyond the reasonable control of Consultant is hindering it in its adherence to the schedule. The Client shall promptly review with Consultant any such notification and the schedule shall be equitably adjusted, or such other corrective action shall be taken.

9.0	TERMINATION

9.1	The Client may terminate the Services at any time upon thirty (30) days notice in writing and upon payment to Consultant of all of the compensation payable for the performance of the Services to-date, and such other reasonable compensation may be mutually agreed upon between the parties.

9.2	In the event of the Client being in default to make any payment due and owing under Article 5 and of such default continuing for a period of fifteen (15) days, Consultant may suspend the performance of the Services in whole or in part upon written notice to the Client. Consultant shall forthwith resume the performance of the Services upon receipt of all outstanding payments from the Client together with Consultant’s out of pocket expenses incurred as a result of the suspension and resumption of its Services.

9.3	As an alternative to suspending the Services, Consultant may terminate this Contract in the event of the Client being in default to make any payment due and owing under Article 5 and of such default continuing for a period of fifteen (15) days.

10.0	OWNERSHIP OF DOCUMENTS, PATENTS AND TRADEMARKS

10.1	All drawings, plans, models, designs, specifications and other documents contained in the Contract Documents, or which are otherwise used in connection with the Project, and prepared by Consultant, are instruments of professional services and as such are the property of Consultant whether the Project be executed or not, and Consultant reserves the copyright therein, and they are not to be used on any other work without the prior written agreement of Consultant.

10.2	All concepts, products or processes produced by or resulting from the Services or which are otherwise developed or first reduced to practice by Consultant in the performance of the Services, and which are patentable capable of trademark or otherwise, shall be and remain the intellectual property of Consultant, and other than as hereinafter set forth in Section 10.3, the Client shall not use, infringe upon or appropriate such concepts, products or processes without the express written agreement of Consultant.

10.3	Notwithstanding any other provision of this Contract, the Client shall have a permanent, non-transferable, non-exclusive, royalty-free license to use any concept, product or process, which is patentable, capable of trademark or otherwise, produced by or resulting from the Services for the purpose of the Project.

11.0	NOTICES

Any notice required to be given hereunder shall be in writing and shall be delivered by hand, or by courier, or by registered mail:

To Client:	Peru Copper Inc.
Av. San Borja Norte 1302
San Borja, Lima 41 - Peru
	Fax No:	511-226-5181
	Attention:	Mr. David J. Thomas

To Consultant	SNC-LAVALIN CHILE S.A.
_________________________
_________________________
_________________________
	Fax No:	562 4312900
	Attention:	Mr. Gerardo Contreras O.

or to such other persons or address as either of the Parties shall substitute by notice given as herein required. In the alternative, notice may be given by fax and shall be deemed to have been given at the time or sending same, provided that such fax shall immediately be confirmed in writing and delivered by courier or registered mail.

12.	ASSIGNMENT

This Contract shall not be assigned by either Party without the prior written approval of the other, provided that Consultant may, upon notice to the Client, subcontract all or part of this Contract to a corporation or corporations that is an affiliate of the Consultant.

13.	LAW

This Contract shall be deemed to have been made in Canada, and the Contract shall be construed and all questions arising from it shall be determined according to the laws of British Columbia and the laws of Canada applicable therein.

14.	DISPUTE RESOLUTION

Any dispute which cannot be resolved amicably shall be referred to final and binding arbitration under the UNCITRAL Rules to be held in Vancouver, British Columbia.

15.	ENUREMENT

This Contract enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

16.	SEVERABILITY

The invalidity or enforceability of any provision of this Contract will not affect the validity or enforceability of any other provision, and any invalid provision will be severable from this contract.

17.	ENTIRE AGREEMENT

Any Services provided for herein which were performed or caused to be performed by Consultant prior to the date of the execution of this Contract shall be deemed to have been performed under this Contract. This Contract constitutes the exclusive and entire agreement between the Parties relating to the subject matter hereof, and supersedes any previous agreements or understandings and no other terms, conditions or warranties, (whether express or implied) or any substantive remedy other than as set out herein, shall form a part thereof.

18.	AMENDMENT

This contract may be amended only in writing signed by the parties.

19.	INCENTIVES

As per Annex “E”

IN WITNESS WHEREOF the Parties have executed this Contract effective as of the date first written above.

PERU COPPER INC.

By:	/s/ Charles G. Preble
Charles G. Preble
Title:	President and General Manager

SNC-LAVALIN CHILE S.A.

By:	/s/ Fernando Garcia
Fernando Garcia
Title:	V.P. and General Manager

And By:
Title:

ANNEX “A”

SCOPE OF WORKS AND BATTERY LIMITS FOR THE

PRE-FEASIBILITY STUDY

TOROMOCHO PROJECT

1.0	Scope and Battery Limits

a.	Works included

Process Plant

Battery limits: From truck tipping point ahead of primary crusher up to concentrates (copper and moly) ship loading at a port.

•	Primary Crushing Station;

•	Grinding and Classification Plant;

•	Flotation and Regrind Plant;

•	Concentrate Thickening, Filtration and Storage at Plant;

•	Tailings thickening system; (up to thickeners discharge box, to be defined by SL);

•	Moly Plant

•	Reagent storage, mixing and delivery system;

•	Dump Leach, SX-EW Plant

Site Services

•	Raw and fresh water supply/treatment/distribution (from wells pumping stations to distribution)

•	Fire water supply/distribution; (from fire water tank to distribution)

•	Power supply; (from starting sub station, Power Line to distribution)

•	Sewage treatment and disposal;

•	Emergency generation system; (from generators to distribution)

•	Communications;

•	Computer Net, including support systems,

•	Compressed air system, (from generation to distribution)

•	Fuels storage and supply systems.

•	Sulphuric Acid Storage & Distribution.

Infrastructure & Buildings

•	Main administration and Operation buildings;

•	Change House, Mess, Medical Post, etc;

•	Laboratory;

•	Plant Warehouse and Workshop

•	Mine Truck Workshop and Washing station

•	Site roads and rail links; and connection to external nets;

•	Transport and port ship loading.

b.	Works excluded

It is noted that the SL services associated with the design, engineering and development of the following facilities and their associated infrastructure are specifically excluded from the works to be developed under the contract.

•	Property Location and Position (Provided by PCI)

•	Exploration Geology Drilling (Provided by PCI)

•	Mineral Resources; (Provided by Independent Mining Consultants, Inc., through PCI).

•	Mine Plan and Development; (Provided by John Marek, Independent Mining Consultants, Inc. and Dave Nicholas, Call and Nicholas Inc. through PCI)

•	Metallurgy; (Provided by Martin Kuhn, Minerals Advisory Group and Montgomery Watson Harsa on Tailings, through PCI).

•	Hydrology; (Provided by Hydro-Geo Ingenieria, S.A., through PCI)

•	Tailing Dam and water reclaim system (Provided by Montgomery Watson Harsa, through PCI)

•	Survey of Project Areas; (Provided by PCI)

•	Geological and soil mechanics studies (Provided by PCI)

2.0	Scope of Services

The services to be provided under the Contract by SL will include all deliverables required to produce a Final Pre-Feasibility Report, including CAPEX and OPEX within an accuracy of +25% and –10%, as per PCI document “Scope of Pre-Feasibility Study”.

The estimated engineering design deliverables are summarized in the following Table, which reflect the best understanding of SL for the study.

Table – Summary of Deliverables and Man Hours

Areas/Discipline	Management	Environment	Process	Equipment/ Mechanical	Civil - Structural	Piping	Electrical	Instrument & Controls	Tailing Consulting	Procurement	Cost and Schedule	TOTALS
Documents
000 – General	10	7	6	3	4	8	16	6		30	12	102
100 – Primary Crusher, Coarse ore handling & stockpile			5	12	1	1	0					19
200 – Grinding Plant			8	13	2	3	0					26
300 – Flotation & Regrinding Plant			13	9	1	8	0					31
400 – Moly Plant			7	8	2	5	0					22
500 – Concentrate Thickening, Filtration & Storage			5	11	2	3	0					21
600 – Tailings Thickening			4	3	1	4						12
700 – Infrastructure & Services	10		6	16	11	13	0					56
800 – Dump Leach			11	15	3	6	0	3				38

TOTAL DOCUMENTS	20	7	65	90	27	51	16	9	0	30	12	327

Drawings – Sketches
000 – General			1	2	2	4	2	1				12
100 – Primary Crusher, Coarse ore handling & stockpile			1	3	1	3	2	1				11
200 – Grinding Plant			1	6	1	3	3					14
300 – Flotation & Regrinding Plant			2	5	0	8	4					19
400 – Moly Plant			1	5	1	5	3					15
500 – Concentrate Thickening, Filtration & Storage			1	9	1	4	4					19
600 – Tailings Thickening			1	5	1	4						11
700 – Infrastructure & Services			2	9	5	8	7					31
800 – Dump Leach			2	17	2	8	2	1				32

TOTAL DRAWINGS – SKETCHES	0	0	12	61	14	47	27	3	0	0	0	164

Man Hours	1.540	997	2.025	2.499	1937	1.801	1.049	1.151		700	2.036	15.735

ANNEX “B”

NOTICE

This document contains the expression of the professional opinion of SNC-Lavalin Chile S.A. (“SLC”) as to the matters set out herein, using its professional judgment and reasonable care. It is to be read in the context of the agreement dated September 8, 2005 (the “Agreement”) between SLC and Peru Copper Inc. (the “Client”), and the methodology, procedures and techniques used, SLC’s assumptions, and the circumstances and constrains under which its mandate was performed. This document is written solely for the purpose stated in the Agreement, and for the sole and exclusive benefit of the Client, whose remedies are limited to those set out in the Agreement. This document is meant to be read as a whole, and sections or parts thereof should thus not be read or relied upon out of context.

SLC has, in preparing estimates, as the case may be, followed methodology and procedures, and exercised due care consistent with the intended level of accuracy, using its professional judgment and reasonable care, and is thus of the opinion that there is a high probability that actual values will be consistent with the estimate(s). However, no warranty should be implied as to the accuracy of estimates. Unless expressly stated otherwise, assumptions, data and information supplied by, or gathered from other sources (including the Client, other consultants, testing laboratories and equipment suppliers, etc.) upon which SLC’s opinion as set out herein is based has not been verified by SLC; SLC makes no representation as to its accuracy and disclaims all liability with respect thereto.

To the extent permitted by law, SLC disclaims any liability to the Client and to third parties in respect of the publication, reference, quoting, or distribution of this report or any of its contents to and reliance thereon by any third party.

ANNEX “C”

ESTIMATED CASH FLOW

ESTIMATED CASHFLOW

EP	Period	%	Services	Miscellaneous Expenses	Travel Reimb. Expenses	Total US$	Accumulated US$	Invoice
								Presentation	Payment
1	September	35%	249.241	33.044	22.026	304.310	304.310	22/08/05	06/09/05
2	October	29%	206.514	18.882	7.342	232.738	537.048	03/10/05	18/10/05
3	November	36%	256.362	18.882	7.342	282.586	819.634	02/11/05	17/11/05
	Final Adjustment							05/12/05	20/12/05
	Total		712.116	70.808	36.710	819.634

ANNEX “D”

SUMMARY SERVICES BY CATEGORY/RATES

Summary Services by Category / Rate

Category	MH	Unit Cost	Total US$
Jefe Proyecto	675	77,10	52.043
Jefe Disciplina	3.849	54,70	210.540
Consultor Nacional	775	72,00	55.800
Consultor Extranjero	460	124,80	57.408
Ing. Especialista	335	53,25	17.839
Ingeniero A	2.984	39,50	117.868
Ingeniero B	1.939	30,90	59.915
Proyectista Coord.	551	30,90	17.026
Proyectista A	2.600	26,45	68.770
Proyectista B	200	19,20	3.840
Dibujante	300	15,00	4.500
Ing. Costos	498	45,05	22.435
Ing. Progr. y Control	474	40,70	19.292
Consultor Legal	45	35,00	1.575
Control de Calidad	50	65,30	3.265

Subtotal Man Hours	15.735		712.116

SUMMARY ESTIMATED COSTS

Item			US$
Cost of Personnel			712.116
Miscellaneous Expenses	15.735	4,50	70.808

Total Offer			782.924

Estimated Travel Reimbursable Expenses			36.710

ANNEX “E”

MINERA PERU COPPER S.A.

Av. San Borja Norte 1302, San Borja, Lima 41

Tel. (51-1) 476-7000, Fax (51-1) 476-7070         e-mail: mpcs@speedy.com.pe

GERGEN-753-2005	Lima, August 2, 2005

Messrs.

SNC-Lavalin Chile S.A.

Luis Uribe 2343, Nunoa

Santiago, Chile

Attn:	Mr. Fernando Garcia A.
Vice President and General Manager

Dear Mr. Garcia,

Peru Copper is pleased to award SNC-Lavalin the Pre-Feasibility Study for the Toromocho Copper Project, in accordance with your Proposal No. 401-4200 of July 2005.

As we have stressed in our discussions with you, it is critical that this study is finished no later than November 30, 2005. As added incentive to complete the study on time, or earlier, we will award an incentive of 20% of total reimbursable costs if the study is delivered by October 30, 2005, and an incentive of 10% of total reimbursable costs if the study is delivered by November 15, 2005.

We look forward to working with SNC-Lavalin on this exciting project, and thank you for your continued interest in Peru Copper.

Yours truly,

/s/ Charles G. Preble
Charles G. Preble
President and General Manager